Exhibit (d)(3)

STOCK TRANSFER AGREEMENT (ARB)

This STOCK TRANSFER AGREEMENT (ARB), dated as of May 17, 2019 (this “Agreement”), is by and among Automotive Research Bureau Inc., a Florida corporation (the “Company”), NASCAR Holdings, Inc., a Florida corporation (“NASCAR”), Random Burnett, Harold Goodemote, and Raymond Mason, as co-trustees of the WCF Family Trust (as defined herein) (solely in their capacities as such, the “WCF Family Trustees”), Brian Z. France (“BZF”), Paul B. Brooks, as Trustee and Independent Trustee of the BZF Trust (as defined herein), and Paul B. Brooks, R. Todd Wilson and Deborah D. Lester, as Independent Trustees of the BZF Trust (collectively, and solely in their capacity as such Trustees of the BZF Trust, the “BZF Trustee”), Lesa D. Kennedy (“LDK”), James C. France (“JCF”), and France Enterprises, Inc., a Delaware corporation (“New Holdco”). The Company, NASCAR, the WCF Family Trustees, BZF, the BZF Trustee, LDK, JCF and New Holdco are collectively referred to herein as the “Parties,” and each a “Party.”

RECITALS

WHEREAS, pursuant to an Agreement and Plan of Merger by and among NASCAR, a newly formed merger subsidiary of NASCAR that will be a Florida corporation (“Merger Sub 1”), and International Speedway Corporation, a Florida corporation (“ISC”), Merger Sub 1 will merge with and into ISC, with ISC surviving as the surviving corporation and a wholly-owned subsidiary of NASCAR (such merger, the “ISC Merger,” and such agreement, the “ISC Merger Agreement”);

WHEREAS, the Company is a holding corporation that owns shares of ISC and cash and is also engaged in certain other payroll and administrative functions (the “Payroll/Administrative Functions”);

WHEREAS, as of the date hereof, there are eight shares of Company Common Stock (as defined below) outstanding (the “Company Shares”), 50% of which are owned by JCF and 50% of which are owned by the WCF Family Trustees (the “WCF Family Trust Company Shares”);

WHEREAS, LDK and the BZF Trust are each entitled to 50% of the assets held by the WCF Family Trustees as the beneficiaries of the WCF Family Trust (as defined herein); and

WHEREAS, pursuant to the terms and conditions set forth herein, (a) the WCF Family Trustees desire to distribute to LDK, and LDK desires to receive, 50% of the WCF Family Trust Company Shares (the “LDK Company Shares,” and such distribution, the “LDK Distribution”); (b) the WCF Family Trustees desire to distribute to the BZF Trustee (the “BZF Shareholder”), and the BZF Shareholder desires to receive, 50% of the WCF Family Trust Company Shares (the “BZF Company Shares,” and such distribution, the “BZF Distribution,” and together with the LDK Distribution, the “Company Share Distribution”); and (c) the BZF Shareholder desires to transfer to NASCAR, and NASCAR desires to acquire from the BZF Shareholder, the BZF Company Shares (the “BZF Company Share Acquisition”).

NOW, THEREFORE, in consideration of the premises and of the respective representations, warranties, covenants, agreements and conditions contained herein, the Parties hereto agree as follows:

ARTICLE I
DEFINITIONS AND DEFINITIONAL PROVISIONS

Section 1.1          Defined Terms.  Capitalized terms used in this Agreement have the meanings specified in this Section 1.1 or elsewhere in this Agreement, as the case may be:

“Affiliate” means, with respect to a Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract, or otherwise.

“Applicable Closing Date” means the BZF Company Share Acquisition Closing Date or the Company Share Distribution Closing Date, as applicable.

“BZF Company Share Acquisition Closing Date” means the date specified in the BZF Company Share Acquisition Closing Notice.

“BZF Company Share Acquisition Closing Notice” means a written notice (electronic mail sufficient), delivered by NASCAR to the BZF Shareholder, stating the date and time for the consummation of the BZF Company Share Acquisition, which time shall be at least 24 hours after delivery of such notice, subseque nt to the time for the Company Share Distribution Closing and Cash Distribution, and prior to the consummation of the ISC Merger.

“BZF Trust” means the trust held under Article NINTH of the William C. France Family Trust Agreement, dated November 4, 2004, of which Brian Z. France is the primary beneficiary.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company Common Stock” means the shares of common stock, par value zero dollars ($0) per share, of the Company.

“Company Share Distribution Closing Date” means the date specified in the Company Share Distribution Closing Notice.

“Company Share Distribution Closing Notice” means a written notice (electronic mail sufficient), delivered by NASCAR to the WCF Trustees, stating the date and time for the consummation of the Company Share Distribution Closing, which time shall be at least 24 hours after delivery of such notice and prior to the consummation of the ISC Merger.

“Governmental Authority” means any federal, state, county, municipal or other government, domestic or foreign, or any agency, board, bureau, commission, court, department or other instrumentality of any such government.

“ISC Common Stock” has the same meaning as the term “Company Common Stock” in the ISC Merger Agreement.

“Laws” means any federal, state, local, municipal or foreign administrative order, constitution, law, ordinance, principle of common law, court order, consent, decree, regulation, governmental license, permit, statute or treaty as in effect on the date hereof.

“Lien” means any mortgage, lien, security interest, pledge, attachment, levy or other charge or encumbrance.

“Person” means any natural person, entity, personal representative of an estate, trustee of a trust, union or employee organization or Governmental Authority.

“Silver State Transactions” means the transactions contemplated under the (a) Identification, Sequestration and Basis Identification Instrument of BJF Silver State Limited Partnership, dated as of May 17, 2019; (b) Master Distribution Instrument of BJF Silver State Limited Partnership, dated as of May 17, 2019; (c) Distribution Instrument of BJF Nevada, LLC, dated as of May 17, 2019; (d) Distribution Instrument of 2012 Betty Jane France Family Trust, dated as of May 17, 2019; (e) Distribution Instrument of Estate of Betty Jane France, dated as of May 17, 2019; and (f) Distribution Instrument of William C. France Family Trust, dated as of May 17, 2019.

“Tax” means (a) any and all federal, state, local and foreign taxes and other assessments, governmental charges, duties, fees, levies and liabilities in the nature of a tax, including taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, recapture, employment, excise and property taxes and (b) all interest, penalties and additions imposed with respect to such amounts in clause (a).

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement of or relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Treasury Regulations” means the regulations promulgated under the Code by the U.S. Department of the Treasury and the U.S. Internal Revenue Service.

“WCF Agreement” means that certain Stock Transfer Agreement (WCF), dated as of May 17, 2019, among WCF Family I, Inc., NASCAR, New Holdco, LDK, BZF and the co-personal representatives of the Estate of Betty Jane France.

“WCF Family Trust” means the Trust held under Paragraph C of Article SEVENTH of the William C. France Family Trust, dated November 4, 2004.

“WOLP Transactions” means the transactions contemplated under the (a) Master Distribution/Redemption Instrument of Western Opportunity Limited Partnership, dated as of May 17, 2019; and (b) Distribution Instrument of Estate of Betty Jane France, dated as of May 17, 2019.

Section 1.2          Other Definitional Provisions.

(a)          This Agreement uses the words “herein,” “hereof” and “hereunder,” and words of similar import to refer to this Agreement as a whole and not to any specific provision of this Agreement, and the words “Article” and “Section” to refer to Articles and Sections of this Agreement, respectively, unless otherwise specified.

(b)          Whenever the context so requires, the singular number includes the plural and vice versa, and a reference to one gender includes the other gender and the neuter.

(c)          As used in this Agreement, the word “including” (and, with correlative meaning, the word “include”) means including, without limiting the generality of any description preceding that word, and the words “shall” and “will” are used interchangeably and have the same meaning.

(d)          The language this Agreement uses will be deemed to be the language the Parties hereto have chosen to express their mutual intent, and no rule of strict construction will be applied against any Party hereto.

ARTICLE II
DISTRIBUTIONS; BZF COMPANY SHARE ACQUISITION; CLOSINGS

Section 2.1          Company Share Distribution.  Subject to the delivery by NASCAR of the Company Share Distribution Closing Notice, at the Company Share Distribution Closing (as defined herein), the WCF Family Trustees will distribute to (a) LDK, and LDK will receive from the WCF Family Trustees, all right, title and interest in the LDK Company Shares, free and clear of any Liens (other than Liens arising pursuant to applicable securities Laws), and (b) the BZF Shareholder, and the BZF Shareholder will receive from the WCF Family Trustees, all right, title and interest in the BZF Company Shares, free and clear of any Liens (other than Liens arising pursuant to applicable securities Laws). NASCAR shall deliver the Company Share Distribution Closing Notice prior to the effectiveness of the merger contemplated by the ISC Merger Agreement.  The WCF Family Trust Company Shares will be distributed so that LDK and BZF will have an equivalent tax basis in such shares.

Section 2.2          Cash Distribution.  Immediately following the Company Share Distribution pursuant to Section 2.1, the Company will distribute all of its cash to the holders of the Company Common Stock (JCF, LDK and the BZF Shareholder) on a pro rata basis in accordance with their ownership of Company Shares by wire transfer of immediately available funds to the accounts specified in writing by such Persons prior thereto or check (as elected by the Company) or other manner as agreed between the applicable Parties (the “Cash Distribution”).

Section 2.3          BZF Company Share Acquisition; Consideration.  Subject to the delivery by NASCAR of the BZF Company Share Acquisition Closing Notice, at the BZF Company Share Acquisition Closing (as defined herein), the BZF Shareholder will transfer, assign, convey and deliver to NASCAR, and NASCAR will acquire from the BZF Shareholder, all right, title and interest in the BZF Company Shares, free and clear of any Liens (other than Liens arising pursuant to applicable securities Laws), for aggregate consideration equal to the product of (a) the per share Merger Consideration (as defined in the ISC Merger Agreement), (b) the number of shares of ISC Common Stock owned by the Company on the Applicable Closing Date related to the BZF Company Share Acquisition Closing, and (c) 25% (the “Consideration”). NASCAR shall deliver the BZF Company Share Acquisition Closing Notice prior to the effectiveness of the merger contemplated by the ISC Merger Agreement. For U.S. federal (and applicable state and local) income tax purposes, the Parties agree to report the BZF Company Share Acquisition as a sale of BZF Company Shares governed by Section 1001 of the Code, and the acquisition of shares of ISC Common Stock pursuant to the ISC Merger (other than any shares of ISC Common Stock owned by NASCAR or its Affiliates immediately prior to the effective time of the ISC Merger and any Company Equity Awards (as defined in the ISC Merger Agreement)) as a sale of ISC Common Stock governed by Sections 302(a) and/or 1001 of the Code.  In the event of any tax audit involving BZF or his Affiliates, any of his children, the BZF Trust, The Brian Z. France 2012 Trust B held under a Declaration of Trust dated December 20, 2012, an Alaska trust, The Betty Jane France 2010 Descendants Trust B Exempt held under an Agreement of Trust dated April 5, 2000 as modified by a Declaration of Trust made as of July 14, 2010, an Alaska trust, or The Betty Jane France 2010 Descendants Trust B Non-Exempt held under an Agreement of Trust dated April 5, 2000 as modified by a Declaration of Trust made as of July 14, 2010, an Alaska trust (each a “BZF Affiliate”), in respect of the BZF Company Share Acquisition or the ISC Merger, the Parties agree to cooperate to provide information that is reasonably necessary for the BZF Affiliates to defend such tax audit.  Each BZF Affiliate that is not a Party is intended to, and shall, constitute a third-party beneficiary of this Section 2.3.

Section 2.4          Closings.

(a)          Unless this Agreement shall have been terminated in accordance with Section 6.11, the closing of the Company Share Distribution (the “Company Share Distribution Closing”) and the closing of the BZF Company Share Acquisition (the “BZF Company Share Acquisition Closing” and together with the Company Share Distribution Closing, the “Closings”) shall occur at the dates and times set forth in the Company Share Distribution Closing Notice and the BZF Company Share Acquisition Closing Notice, as applicable, at the offices of Baker Botts L.L.P., 30 Rockefeller Plaza, New York, New York 10112 or at such other place and time as agreed to by the Parties hereto; provided, that, in all events the Closings shall occur prior to the ISC Merger.

(b)          The Closings and the consummation of the Silver State Transactions, the WOLP Transactions and the transactions contemplated by the WCF Agreement shall all occur prior to the consummation of the ISC Merger.

Section 2.5          Closing Deliverables.

(a)          At the Company Share Distribution Closing, (i) the WCF Family Trustees shall deliver to LDK and the BZF Shareholder stock certificates evidencing the LDK Company Shares and BZF Company Shares, respectively, free and clear of all Liens (other than Liens arising under applicable securities Laws), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required share transfer tax stamps affixed thereto, and (ii) LDK and the BZF Shareholder, respectively, shall deliver to the WCF Family Trustees a properly completed certificate reasonably acceptable to the WCF Family Trustees and in form and substance described in Treasury Regulations Section 1.1445-5(b)(3)(ii) stating that each of LDK and the BZF Shareholder, respectively, is not a “foreign person” as defined in Section 1445 of the Code.

(b)          At the BZF Company Share Acquisition Closing, (i) the BZF Shareholder shall deliver to NASCAR (1) stock certificates evidencing the BZF Company Shares, free and clear of all Liens (other than Liens arising under applicable securities Laws), duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, with all required share transfer tax stamps affixed thereto, and (2) a properly completed certificate reasonably acceptable to NASCAR and in form and substance described in Treasury Regulations Section 1.1445-2 stating that the BZF Shareholder is not a “foreign person” as defined in Section 1445 of the Code and (ii) NASCAR shall deliver to the BZF Shareholder by wire transfer of immediately available funds to an account specified in writing by the BZF Shareholder or check (at the election of NASCAR) or other manner as agreed between the applicable Parties prior to the Applicable Closing Date, an amount equal to the Consideration.

ARTICLE III
GENERAL REPRESENTATIONS AND WARRANTIES OF EACH PARTY

Each Party represents and warrants to each other Party that the statements contained in this Article III are true and correct as of the date hereof and as of the Applicable Closing Date.

Section 3.1          Organization.  If such Party is not a natural individual, such Party is an entity duly organized and validly existing under the Laws of its jurisdiction of organization and has all requisite power and authority to own, operate and lease its properties and to carry on its business as presently conducted. Such Party is duly licensed or qualified to do business in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except as would not reasonably be expected to have a material adverse effect on such Party.

Section 3.2          Power .  Such Party has all necessary power, legal capacity and authority to execute and deliver this Agreement and to perform its obligations in this Agreement.  This Agreement, when executed and delivered by such Party, assuming due authorization, execution and delivery of this Agreement by the other Parties hereto, will constitute a valid and legally binding obligation of such Party, enforceable in accordance with its terms, except as that enforceability may be limited by (a) general principles of equity (whether considered in a proceeding at law or in equity) and (b) bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium and other laws now or hereafter in effect relating to creditors’ rights or the relief of debtors generally.

Section 3.3          No Conflicts.  The execution, delivery and performance of this Agreement by such Party in accordance with the terms of this Agreement and the effectuation of the transactions contemplated by this Agreement do not and will not (a) violate or conflict with any applicable Law; (b) breach or constitute a default under any agreement or instrument to which such Party is a party or by which such Party is bound; (c) require the consent, approval, notice, or filing with, or other action by, any Person; (d) if such Party is not a natural individual, violate any provision of the organizational or governing documents of such Party, or (e) result in the creation or imposition of, or afford any Person the right to obtain, any Lien upon any of the Company Shares (or upon any revenues, income or profits therefrom).

Section 3.4          No Proceeding.  No action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, investigative or informal, but excluding those between or among the Parties) commenced, brought, conducted or heard by or before or otherwise involving, any Governmental Authority or arbitrator is pending or, to the knowledge of such Party, as applicable, threatened to which such Party is or may become a party that (a) questions or involves the validity or enforceability of such Person’s obligations under this Agreement or (b) seeks (or reasonably may be expected to seek) to prevent or delay the consummation by such Person of the transactions contemplated by this Agreement. No event has occurred, or circumstances exist that may give rise to, or serve as a basis for, any such action, arbitration, audit, hearing, investigation, litigation or suit.

Section 3.5          Compliance with Laws.  Such Party is now and has always been in compliance in all respects with all applicable Laws, except where any such failure to comply with such Laws would not reasonably be expected to have the effect of prohibiting or impairing the consummation of the transactions contemplated by this Agreement. No order, decision, judgment, ruling, writ, injunction, decree or award of any Governmental Authority is pending or binding upon such Party or, to the knowledge of such Party, is threatened against such Party, that has or would reasonably be expected to have the effect of prohibiting or impairing the consummation of the transactions contemplated by this Agreement.

Section 3.6          Brokers.  Other than, with respect to NASCAR, NASCAR’s arrangements in connection with the ISC Merger Agreement, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of such Party.

Section 3.7          ISC Merger Agreement.  Such Party has received a copy of a draft of the ISC Merger Agreement and has had the opportunity to review such draft in connection with the execution and delivery of this Agreement, and shall be entitled to a copy of the executed Merger Agreement. Such party acknowledges that such draft may be subject to change or modification after the date hereof without such Party’s consent and such Party waives any claims resulting from any such change or modification.

Section 3.8          Independent Investigation.

(a)          Such Party has conducted its own independent investigation, review and analysis of the transaction contemplated hereby and has relied solely upon its own investigation.  Except as set forth in this Agreement, no other Party has made any representation or warranty to such Party as to the Company’s business or the Company Shares.

(b)          Such Party has had the opportunity to ask questions of and receive answers from each other Party concerning the terms and conditions of this Agreement, and such Party has read and understands this Agreement, which it acknowledges has been negotiated at arm’s length, and has obtained appropriate professional assistance with respect to all legal and tax consequences relating to the transactions contemplated hereby.

ARTICLE IV
SPECIFIC REPRESENTATIONS AND WARRANTIES OF CERTAIN PARTIES

Each applicable Party below represents and warrants to each other Party specified below that the statements contained in this Article IV are true and correct as of the date hereof and as of the Applicable Closing Date.

Section 4.1          Company Representations.

(a)          The Company represents and warrants to New Holdco and NASCAR as follows:

(i)          The authorized capital stock of the Company consists of the Company Common Stock, of which only the Company Shares are outstanding.  The Company Shares constitute all of the issued and outstanding shares of capital stock of the Company.  The Company Shares have been duly authorized and are validly issued, fully-paid and non-assessable.  Except for this Agreement, there are no outstanding options, warrants, rights, calls, convertible securities, or other contracts, agreements, understandings or other instruments obligating the Company to issue, transfer, or sell any capital stock of the Company.  There are no voting trusts, stockholder agreements, proxies, or other contracts, agreements, instruments, or understandings in effect with respect to the voting or transfer of any of the Company Shares, other than pursuant to this Agreement and the other agreements entered into in connection with the transactions contemplated by the ISC Merger.  The Company has no authorized or outstanding bonds, debentures, notes or other indebtedness (a) the holders of which have the right to vote (or convertible into, exchangeable for, or evidencing the right to subscribe for or acquire securities having the right to vote) on any matter or (b) the value of which is directly based upon or derived from capital stock of, or other equity or voting interests in, the Company.

(ii)          The Company is, and has at all times since its formation been, properly treated as an “S corporation” within the meaning of Sections 1361 and 1362 of the Code.

(iii)          Other than the Payroll/Administrative Functions, its ownership of cash, ISC Common Stock and certain passive interests in public securities, and its execution of this Agreement, the Company has not engaged in any material business activities and has not incurred any material liabilities or obligations.

(b)          The Company represents to BZF that other than its ownership of cash and ISC Common Stock the Company does not have any other assets.

Section 4.2          WCF Family Trustees Representations and Warranties.  Each WCF Family Trustee represents and warrants to LDK and the BZF Shareholder as follows:

(a)          There will be no voting trust agreements, powers of attorney, member agreements, proxies or any other contracts relating to the sale, transfer, voting, distribution rights or disposition of any of the WCF Family Trust Company Shares granting any Person any right in respect of the WCF Family Trust Company Shares after giving effect to the Company Share Distribution, other than pursuant to this Agreement and the other agreements entered into with respect thereto in connection with the transactions contemplated by the ISC Merger.

(b)          As of the date of this Agreement, the WCF Family Trustees are the only legal and record owners of the WCF Family Trust Company Shares, and the WCF Family Trustees own the WCF Family Trust Company Shares free and clear of all Liens (other than Liens arising pursuant to applicable securities or estate tax Laws).

(c)          The WCF Family Trust has more than adequate assets to satisfy the payments of debts, expenses and taxes due from or payable by it.

Section 4.3          BZF Trustee Representations.  The BZF Trustee represents and warrants to NASCAR as follows:

(a)          There will be no voting trust agreements, powers of attorney, member agreements, proxies or any other contracts relating to the sale, transfer, voting, distribution rights or disposition of any of the BZF Company Shares granting any Person any right in respect of the BZF Company Shares held by the BZF Shareholder after giving effect to the BZF Company Share Acquisition.

(b)          After giving effect to the BZF Distribution, the BZF Shareholder will be the sole legal and record owner of the BZF Company Shares, and the BZF Shareholder will own the BZF Company Shares free and clear of all Liens (other than Liens arising pursuant to applicable securities or estate tax Laws).

(c)          The BZF Trust has more than adequate assets to satisfy the payments of debts, expenses and taxes due from or payable by it.

Section 4.4          LDK, BZF Shareholder and NASCAR Representations.  Each of LDK and the BZF Shareholder represent and warrant to the WCF Family Trustees, and NASCAR represents and warrants to the BZF Shareholder, as follows:

(a)          Such Party has such knowledge, skill and experience in business, financial and investment matters that the undersigned is capable of evaluating the merits and risks of an investment in the Company Shares. With the assistance of such Party’s own professional advisors, to the extent that the such Party has deemed appropriate, such Party has made its own legal, tax, accounting and financial evaluation of the merits and risks of an investment in the Company Shares and the consequences of this Agreement. Such Party has considered the suitability of the Company Shares as an investment in light of its own circumstances and financial condition and the undersigned is able to bear the risks associated with an investment in the Company Shares.

(b)          Such Party understands that the Company Shares are “restricted securities” under applicable federal securities Laws and that securities Laws provide in substance that such Party may dispose of the Company Shares only pursuant to an effective registration statement under the Securities Act of 1933, as amended (the “Securities Act”), or an exemption therefrom; and such Party understands that the Company has no obligation or intention to register any of the Company Shares, or to take action so as to permit sales pursuant to the Securities Act. Accordingly, such Party understands that under applicable Law, the undersigned may dispose of the Company Shares principally only in “private placements” that are exempt from registration under the Securities Act, in which event the transferee will acquire “restricted securities” subject to the same limitations as in the hands of such Party. Consequently, such Party understands that the undersigned must bear the economic risks of the investment in the Company Shares for an indefinite period of time.

ARTICLE V
AGREEMENTS AND COVENANTS

Section 5.1          Further Assurances.  Each Party shall (a) execute, acknowledge and deliver, or cause to be executed, acknowledged and delivered, to any other applicable Party such assignments or other instruments of transfer, assignment and conveyance, in form and substance reasonably satisfactory to such other applicable Party, and (b) take such actions, or cause such actions to be taken, in each case, as shall be reasonably necessary to consummate the transactions contemplated by this Agreement. Each of the Parties covenants and agrees that it shall use its reasonable best efforts to take, or cause to be taken, all appropriate actions and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate the transactions contemplated hereby in the most expeditious manner practicable. Each of the Parties further covenants and agrees that it shall not take any action or omit to take any action that would cause any of the representations or warranties contained this Agreement to become false or misleading.

Section 5.2          Certain Information(a).

(a)          Each Party expressly acknowledges and agrees that the other Parties have not made and shall not be deemed to have made any representation or warranty in respect of the Company Shares or the transactions contemplated by this Agreement other than those expressly made in Articles III and IV.

(b)          Without limiting the generality of the foregoing, BZF and the BZF Trustee further acknowledges and agrees that JCF, LDK, NASCAR and New Holdco may possess information regarding the Company, NASCAR, New Holdco, ISC or any of their Affiliates or its or their business not known to the BZF Shareholder and that (i) BZF and the BZF Trustee hereby irrevocably waive any claim that it might have based on the failure of JCF, LDK, NASCAR or New Holdco to disclose any such information and (ii) except for the representations set forth in Articles III and IV, none of the Company, JCF, LDK, NASCAR, New Holdco, ISC or any of their respective Affiliates or representatives has made or is making any representations or warranties of any kind, express, implied or statutory, at law or equity, with respect to the Company, NASCAR, New Holdco, ISC or any of its or their Affiliates or its or their business, including any express or implied warranties as to any financial projections or other forward-looking information with respect to the Company, NASCAR, New Holdco, ISC and its or their Affiliates.

(c)          BZF and the BZF Trustee further acknowledges and agrees that it has not relied and is not relying upon any representations or warranties of NASCAR or any of its Affiliates or representatives other than those contained in Articles III and IV and that the BZF Shareholder will not, and will cause its Affiliates not to, assert any claims or take any position in any legal proceeding that is inconsistent with the provisions of this Section 5.2.

(b)          Without limiting the generality of the foregoing, JCF, LDK, NASCAR and New Holdco further acknowledge and agree that the BZF Trustee may possess information regarding the Company, NASCAR, New Holdco, ISC or any of its or their Affiliates or its or their business not known to JCF, LDK, NASCAR and New Holdco and that (i) JCF, LDK, NASCAR and New Holdco hereby irrevocably waive any claim that they might have based on the failure of the BZF Trustee to disclose any such information and (ii) except for the representations set forth in Articles III and IV, none of the BZF Trustee or any of its respective Affiliates or representatives has made or is making any representations or warranties of any kind, express, implied or statutory, at law or equity, with respect to the Company, NASCAR, New Holdco, ISC or any of its or their Affiliates or its or their business, including any express or implied warranties as to any financial projections or other forward-looking information with respect to the Company, NASCAR, New Holdco, ISC and its or their Affiliates.

(c)          JCF, LDK, NASCAR and New Holdco further acknowledge and agree that they have not relied and are not relying upon any representations or warranties of the BZF Trustee or any of its Affiliates or representatives other than those contained in Articles III and IV and that the JCF, LDK, NASCAR and New Holdco will not, and will cause their Affiliates not to, assert any claims or take any position in any legal proceeding that is inconsistent with the provisions of this Section 5.2.

Section 5.3          Release.  (a) Each of the BZF Trustee, on behalf of itself, its assigns and its successors-in-interest under this Agreement, and BZF, on behalf of himself, his heirs, his personal representatives and his successors-in-interest under this Agreement (collectively, the “BZF Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges NASCAR, New Holdco, the Company, JCF and LDK and each of their respective Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, financial advisors, lenders, successors and assigns (collectively, the “NASCAR Released Parties”), and (b) each of NASCAR, New Holdco, the Company, JCF and LDK and each of their respective Affiliates and each of their respective current and former officers, directors, employees, partners, managers, members, advisors, financial advisors, lenders, successors and assigns (collectively, the “NASCAR Releasing Parties”), hereby irrevocably and unconditionally releases and forever discharges the BZF Trustee, its assigns and successors-in-interest under this Agreement, and BZF and his heirs, his personal representatives and his successors-in-interest under this Agreement (collectively, the “BZF Released Parties”), in each case, of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts and covenants (whether express or implied), and claims and demands whatsoever whether in law or in equity which the BZF Releasing Parties or the NASCAR Releasing Parties, as applicable, may have against any of the NASCAR Released Parties or the BZF Released Parties, as applicable, now or in the future, in each case, in respect of any cause or matter arising from or relating in any way to the BZF Company Shares, BZF’s prior employment with NASCAR, National Association For Stock Car Auto Racing, Inc., a Florida corporation (“NASCAR SUB”), or their respective Affiliates (or the termination thereof), and that certain Sale Transaction Bonus Agreement between BZF and NASCAR SUB, dated August 1, 2013 (the “Bonus Agreement”); provided, however, that the BZF Releasing Parties’ rights and claims arising out of or relating to the Bonus Agreement, and any obligations of any NASCAR Released Party (including NASCAR SUB) thereunder, will be waived, released and discharged hereby only upon the consummation of, and only insofar as those rights and claims arise upon the consummation of, the transactions contemplated by the ISC Merger Agreement (in the form attached hereto as Exhibit A, including with respect to the terms and conditions thereof and the parties thereto, but irrespective of any amendments or changes thereto (even as may otherwise be contemplated or permitted by the ISC Merger Agreement) except as such amendments and changes do not result in any material change in the structure of such transactions or the parties thereto (excluding the addition or removal of majority-owned subsidiaries of New Holdco or NASCAR)) and the related restructurings of New Holdco, NASCAR and their respective Affiliates in connection therewith (including, for the avoidance of doubt, the acquisition of NASCAR by New Holdco or its wholly-owned subsidiaries, the conversion of NASCAR into (or merger of NASCAR with and into) a limited liability company that is wholly-owned, directly or indirectly, by New Holdco, and the contribution of shares of ISC Common Stock or entities (or equity interests thereof) that own shares of ISC Common Stock to New Holdco, in each case, in a transaction or series of related transactions); and provided further, however, that nothing contained herein releases or discharges any actions, causes of action, suits, proceedings, executions, judgments, duties, debts, dues, accounts, bonds, contracts, covenants (whether express or implied), claims or demands whatsoever, arising out of or relating to (i) any Party’s respective rights or obligations hereunder, under the WCF Agreement, under the agreements related to the Silver State Transaction and under the agreements related to the WOLP Transactions; (ii) any rights or claims which first arise after the applicable Party’s execution hereof (other than those arising under the Bonus Agreement in accordance with this Section 5.3); (iii) any acts or omissions constituting illegal conduct, fraud or embezzlement; (iv) any rights BZF or his Affiliates may have to indemnification or directors’ and officers’ liability insurance coverage from or through NASCAR, NASCAR SUB or any of their respective subsidiaries or Affiliates; or (v) any claims, causes of action, demands, fees or liabilities of any kind whatsoever which cannot be waived by law.  The BZF Releasing Parties and the NASCAR Releasing Parties, as applicable, hereby irrevocably agree not to assert, directly or indirectly, any claim or demand, or to commence, institute or cause to be commenced or instituted, any proceeding of any kind against any NASCAR Released Party or any BZF Released Party, as applicable, based upon any matter released hereby.

Section 5.4          Confidentiality.  Each Party agrees to keep this Agreement and the terms and conditions hereof strictly confidential and not to disclose this Agreement or the terms and conditions hereof any third party other than its directors, officers, employees, Affiliates, advisors or other representatives who reasonably need to know such information; provided, that a Party shall be permitted to disclose this Agreement and the terms and conditions hereof as required under applicable Law (including, for the avoidance of doubt, the rules and regulations of any national securities exchange) or as requested by any governmental, regulatory or self-regulatory organization.

Section 5.5          Taxes.  All transfer, documentary, sales, use, stamp, recording fees, registration and similar Taxes (“Transfer Taxes”) attributable to (a) the Company Share Distribution shall be paid by the WCF Family Trustees when due, and the WCF Family Trustees shall, at their expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes, and (b) the BZF Company Share Acquisition shall be paid by the BZF Shareholder when due, and the BZF Shareholder shall, at its expense, file all necessary Tax Returns and other documentation with respect to all such Transfer Taxes. The BZF Shareholder and the WCF Family Trust shall each be responsible for its own income Taxes, including capital gains Taxes, arising out of or in connection with the ownership of the BZF Company Shares or WCF Family Trust Company Shares, as applicable, or the execution of and performance of the transactions contemplated by this Agreement.  In the event that an obligation of any Party to deliver a certificate described in Section 2.5(a)(ii) or Section 2.5(b)(i)(2) has not been satisfied, then any Party obligated to make a payment under this Agreement shall be entitled to deduct and withhold from such payment all Taxes that such Party may be required to deduct and withhold under any provision of applicable Tax Law, and all such deducted or withheld amounts shall be treated as delivered to the Party in respect of which such deduction or withholding was made.

ARTICLE VI
GENERAL PROVISIONS

Section 6.1          Entire Agreement.  This Agreement constitutes the entire agreement of the Parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the Parties hereto who would be affected by such modification, amendment or termination.

Section 6.2          Waivers and Consents.  All waivers and consents given hereunder shall be in writing.  No waiver by any Party hereto of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

Section 6.3          Survival of Representations and Covenants. All representations, warranties, covenants, and agreements contained herein shall survive the Closing.

Section 6.4          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested), or (c) on the date sent by email of a document (with confirmation of receipt) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient (with confirmation of receipt):

(a)          If to NASCAR or New Holdco:

[  ]

with a copy (which will not constitute notice) to:

[  ]

 (b)          If to BZF or the BZF Shareholder:

[  ]

(c)          If to WCF Family Trustees:

[  ]

(d)          If to LDK:

[  ]

(e)          If to JCF:

[  ]

(f)          If to the Company:

[  ]

Section 6.5          Section Headings.  The section headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

Section 6.6          Choice of Law; Jurisdiction and Venue.

(a)          This Agreement, and any dispute, claim, legal action, suit, proceeding or controversy arising out of or relating hereto, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction).

(b)          Each of the Parties irrevocably submits to the exclusive jurisdiction of the Delaware Court of Chancery (or, if (but only if) the Delaware Court of Chancery shall be unavailable, any other court of the State of Delaware or any federal court sitting in the State of Delaware), for the purpose of any action or proceeding arising out of or relating to this Agreement, and each of the Parties hereby irrevocably agrees that all claims in respect to such action or proceeding may be heard and determined in any such court.

(c)          Each of the Parties (i) irrevocably consents to the service of the summons and complaint and any other process in any action or proceeding relating to the transactions contemplated by this Agreement, on behalf of itself or its property, by personal delivery of copies of such process to such party at the addresses set forth in Section 6.4 and nothing in this Section 6.6 shall affect the right of any Party to serve legal process in any other manner permitted by applicable Law, (ii) consents to submit itself to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware and any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated by this Agreement and (iii) agrees that it will not attempt to deny or defeat in any manner such personal jurisdiction by motion or other request for leave from any such court.  Each of the Parties agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law.

(d)          EACH PARTY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.  EACH PARTY MAKES THIS WAIVER VOLUNTARILY.

Section 6.7          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

Section 6.8          Expenses.  The Parties hereto shall pay their own expenses, including investment banking, accountants’ and attorneys’ fees, incurred in connection with the negotiation and consummation of the transactions contemplated by this Agreement.

Section 6.9          Right to Specific Performance.  The Parties agree that the Company Shares constitute unique property, that there is no adequate remedy at law for the damage that any of the Parties might sustain for the failure of the other Parties to consummate this Agreement, and, accordingly, that each of them is entitled to the remedy of specific performance to enforce such consummation.

Section 6.10          Severability.  The Parties agree that if any provision of this Agreement shall under any circumstances be deemed invalid or inoperative, this Agreement shall be construed with the invalid or inoperative provision deleted, and the rights and obligations of the Parties shall be construed and enforced accordingly.  Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

Section 6.11          Termination.  If the ISC Merger Agreement is terminated in accordance with its terms without the closing of the ISC Merger having occurred, effective upon such termination, this Agreement shall forthwith become null and void and of no effect and the obligations of the Parties under this Agreement shall terminate, without liability of any Party (or any stockholder, director, officer, employee, consultant, financial advisor, legal counsel, financing source, accountant, insurer or other advisor, agent or representative of such Party); provided that nothing contained herein shall relieve any Party to this Agreement from any liability for damages resulting from fraud or willful material breach of any covenant by such Party prior to such termination, in each case, as determined by a court of competent jurisdiction pursuant to a final and nonappealable judgment.  This Agreement may (subject to the foregoing) also be terminated by mutual consent of the Parties hereto in a written instrument.

Section 6.12          Assignment; Successors and Assigns.  This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns, and any reference to NASCAR, New Holdco or any other Party shall include any successor (e.g., by merger or other reorganization, liquidation, or conversion) of NASCAR, New Holdco or any other Party, respectively.  Except with respect to assignments by operation of law (e.g., by merger or other reorganization, liquidation, or conversion) to successors of NASCAR, New Holdco or any other Party, no Party may assign this Agreement or any of its rights, interests or obligations hereunder without the express prior written consent of each other Party hereto.

 [Signature Pages Follow]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COMPANY:

AUTOMOTIVE RESEARCH BUREAU INC

By:	/s/ Lesa D. Kennedy
	Name	Lesa D. Kennedy
	Title:	President

NASCAR:

NASCAR HOLDINGS, INC.

By:	/s/ James C. France
	Name:	James C. France
	Title:	Chief Executive Officer

RANDOM BURNETT:

/s/ Random Burnett
Solely as Co-Trustee of the WCF Family Trust

HAROLD GOODEMOTE:

/s/ Harold Goodemote
Solely as Co-Trustee of the WCF Family Trust

RAYMOND MASON:

/s/ Raymond Mason
Solely as Co-Trustee of the WCF Family Trust

[Signature Page to Stock Transfer Agreement (ARB)]

TRUST HELD UNDER ARTICLE NINTH OF THE WILLIAM C. FRANCE FAMILY TRUST AGREEMENT F/B/O/ BRIAN Z. FRANCE

By:	/s/ Paul B. Brooks
	Name:	Paul B. Brooks
	Title:	Trustee and Independent Trustee

By:	/s/ R. Todd Wilson
	Name:	R. Todd Wilson
	Title:	Independent Trustee

By:	/s/ Deborah D. Lester
	Name:	Deborah D. Lester
	Title:	Independent Trustee

LESA D. KENNEDY

/s/ Lesa D. Kennedy

JAMES C. FRANCE

/s/ James C. France

[Signature Page to Stock Transfer Agreement (ARB)]

NEW HOLDCO:

FRANCE ENTERPRISES, INC.

By:	/s/ James C. France
	Name:	James C. France
	Title:	President

[Signature Page to Stock Transfer Agreement (ARB)]

BRIAN Z. FRANCE

/s/ Brian Z. France

[Signature Page to Stock Transfer Agreement (ARB)]

EXHIBIT A

ISC MERGER AGREEMENT